PROSPECTUS                                  Prospectus Filed
                                            Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-15047

                          PRE-PAID LEGAL SERVICES, INC.

                                  COMMON STOCK


       This Prospectus relates to up to 328,531 shares of common stock, $0.01 par value per share ("Common Stock"), of Pre-Paid Legal Services, Inc. (the "Company") which may be offered and sold from time to time by certain persons named herein (the "Selling Shareholders"). The shares included in this Prospectus for offer and sale by the Selling Shareholders consist of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of certain warrants of the Company. For more information, see "Selling Shareholders" elsewhere herein.

       The distribution of the shares included in this Prospectus by each Selling Shareholder may be effected from time to time in one or more transactions which may involve individual or private transactions, transactions on the American Stock Exchange ("AMEX"), negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with such transactions, the Selling Shareholders may employ dealers or agents who may receive commissions for sales made by them. Additionally, dealers or agents may acquire the shares or interests therein as pledgee and may, from time to time, effect distributions of such shares or interests in such capacity.

       No part of the proceeds of the sale by the Selling Shareholders of the shares included in this Prospectus will be received by the Company. The Company will bear expenses in connection with the offering of the shares estimated to be approximately $7,000.

       The Common Stock of the Company is listed on the AMEX under the symbol "PPD."



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THESE  SECURITIES  HAVE NOT BEEN APPROVED OR  DISAPPROVED  BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                The date of this Prospectus is November 13, 1996.

                              AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the worldwide web at "www.sec.gov." The Common Stock of the Company is listed on the American Stock Exchange, and reports, proxy statements and other information may also be inspected at the public reference facility maintained by that exchange.

       The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities included in this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Any interested party may inspect the Registration Statement, and the exhibits thereto, without charge, at the public reference facilities of the Commission and may obtain copies of all or any portion of the Registration Statement from the Commission upon payment of the prescribed fees.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

         1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995.

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         5. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 10, 1986, as amended by the Company's Current Report on Form 8-K dated as of July 20, 1994.

       In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Requests should be made to Pre-Paid Legal Services, Inc., Investor Relations Department, P. O. Box 145, Ada, Oklahoma 74820. The Company's telephone number at that address is (405) 436-1234.


                                TABLE OF CONTENTS



Available Information.......................................................

Incorporation of Certain Documents by Reference.............................

The Company.................................................................

Selling Shareholders........................................................

Indemnification and Limitation of Liability of Officers and Directors.......

Legal Matters...............................................................

Experts.....................................................................




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     No person has been  authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make any offer of solicitation. The delivery of this Prospectus at any time does not imply that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or subsequent to the respective dates of the documents incorporated by reference herein.



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"Pre-Paid Legal Services (R)" is a registered trademark of the Company.
 All rights are fully reserved.

                                   THE COMPANY

       The Company develops, underwrites and markets legal expense plans nationally. The plans provide for or reimburse legal service benefits, including consultation, will preparation, traffic violation defense, automobile-related criminal charges, letter writing, document preparation and review and a general trial defense benefit. The Company or its predecessor has been involved in the prepaid legal services industry since 1972. As a result of over 20 years of experience, the Company has developed a data base concerning utilization of plan benefits, an extensive network of independent attorneys providing services to its members, and substantial knowledge and experience with respect to the industry's regulatory environment.

       The address of the Company's principal executive offices is 321 East Main Street, Ada, Oklahoma 74820, and its telephone number at that address is (405) 436-1234.


                              SELLING SHAREHOLDERS

       The following table sets forth as of October 23, 1996 certain information known to the Company with respect to the beneficial ownership of shares of the Company's Common Stock by each Selling Shareholder. Shares proposed to be offered may or may not ultimately be sold by any Selling Shareholder.


                         Shares Beneficially     Shares     Shares Beneficially
                            Owned Prior to        to be  Owned After Offering(1)
  Selling Shareholder          Offering           Sold      Number      Percent
  -------------------          --------           ----      ------      -------

Vince Eysoldt                  126,031 (2)        126,031          -        -
Wilburn L. Smith (3)            49,719 (4)         39,000     10,719        *
Kennith R. Moore                19,271 (5)          6,250     13,021        *
Murray Saltzman                  2,500 (6)          2,500          -        -
David A. Savula                 64,250 (7)         62,500      1,750        *
Woody and Fran Alexander         9,289 (8)          2,500      6,789        *
Michael L. Smith                 1,007 (9)          1,000          7        *
Dave Roller                      4,437(10)          3,750        687        *
Kathryn Walden  (11)             4,007(12)          3,750        257        *
Larry and Mary King             23,154(13)          3,750     19,404        *
Marilyn M. Thompson              5,184(14)          3,750      1,434        *
Jack and Shirley Clark           4,252(15)          3,750        502        *
The Staubach Foundation         85,000             60,000     25,000        *
Purcell Marian High School       2,000(16)          2,000          -        -
Mark D. Eysoldt                  2,000(16)          2,000          -        -
Jill M. Eysoldt                  2,000(16)          2,000          -        -
Jeff P. Eysoldt                  2,000(16)          2,000          -        -
Rebecca Smith                    2,000(16)          2,000          -        -
__________________
* Less than 1%

(1) Assumes all shares proposed to be offered hereby are sold and no other shares of Common Stock are purchased or sold.

(2)  Includes 10,000 shares issuable upon exercise of outstanding warrants.

(3) Wilburn L. Smith currently serves as Vice President of Cooperative Marketing Programs for the Company. Mr. Smith served as Vice President of Marketing and Agency Director from 1991 until 1995. Mr. Smith was also a director of the Company from 1993 until 1995.

(4)   Includes 39,000 shares issuable upon exercise of outstanding warrants.

(5)   Includes 6,520 shares issuable upon exercise of outstanding warrants.

(6)   Includes 2,500 shares issuable upon exercise of outstanding warrants.

(7)   Includes 63,028 shares issuable upon exercise of outstanding warrants.

(8)   Includes 3,038 shares issuable upon exercise of outstanding warrants.

(9)   Includes 1,000 shares issuable upon exercise of outstanding warrants.

(10)  Includes 3,750 shares issuable upon exercise of outstanding warrants.

(11) Kathryn Walden serves as Secretary and Director of Group Marketing for the Company.

(12)  Includes 3,907 shares issuable upon exercise of outstanding warrants.

(13)  Includes 4,147 shares issuable upon exercise of outstanding warrants.

(14)  Includes 5,184 shares issuable upon exercise of outstanding warrants.

(15)  Includes 4,210 shares issuable upon exercise of outstanding warrants.

(16)  Includes 2,000 shares issuable upon exercise of outstanding warrants.


                   INDEMNIFICATION AND LIMITATION OF LIABILITY
                            OF OFFICERS AND DIRECTORS

       The Bylaws of the Company provide that the Company shall indemnify, and advance litigation expenses to, its directors and officers, and persons serving at the request of the Company as directors or officers of another enterprise, to the fullest extent permitted by the laws of the State of Oklahoma. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors and officers of the Company, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       The Oklahoma General Corporation Act authorizes an Oklahoma corporation to limit or to eliminate the personal liability of its directors for monetary damages for breaches of fiduciary duty. Absent such limitation or elimination, a director may be liable to a corporation and its stockholders for monetary damages for conduct constituting gross negligence in the exercise of the duty of care. Although it does not change the duty of care, the Oklahoma General Corporation Act allows the limitation of the available relief to equitable remedies, such as an injunction or rescission. However, such relief may not be effective in all cases. The Certificate of Incorporation of the Company limits the liability of directors to the Company or its stockholders to the fullest extent permitted by the Oklahoma General Corporation Act.


                                  LEGAL MATTERS

       The validity of the issuance of the shares offered hereby will be passed upon for the Company by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.

                                     EXPERTS

       The consolidated balance sheets of the Company as of December 31, 1994 and 1995 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1993 incorporated by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

       Any future financial statements hereafter incorporated by reference will be incorporated in reliance upon the reports of the firm examining such statements and upon the authority of any such firm as experts in auditing and accounting, to the extent that any such firm has audited those financial statements and consented to the incorporation herein by reference of its reports with respect thereto.